EXHIBIT 99.1
EZCORP EXPECTS HIGHER EARNINGS FOR JUNE QUARTER
AUSTIN, Texas (July 8, 2008) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it expects earnings for the quarter ended June 30, 2008 to be approximately $0.25 per share, $0.04 per share better than its previously provided guidance of $0.21 and 56% greater than the $0.16 per share earned for the June 2007 quarter. The expected earnings for the quarter are after the impact of the closure of eleven Florida EZMONEY stores announced on June 17th and the settlement with the Texas Attorney General announced on June 23rd.
For the fourth quarter and fiscal year ending September 30, 2008, EZCORP is raising earnings per share guidance to approximately $0.35 and $1.19. Guidance for the fourth fiscal quarter includes an approximate one cent per share benefit from the Value Financial Services acquisition, which is expected to close around July 31st.
Commenting on these expected results, President and Chief Executive Officer, Joe Rotunda, stated, “In our June quarter, we realized stronger than expected sales gross profit in our U.S. EZPAWN operation and lower than expected levels of signature loan bad debt in our EZMONEY operation. While our pawn and signature loan portfolios grew during the quarter, their rate of growth was less than we typically see during this period – leaving our loan balances at a lower than anticipated level going into our September quarter. All of these factors were influenced to some degree by the economic stimulus checks received by our customers during May and June.”
EZCORP management will conduct a conference call to discuss the June quarter’s results in more detail on July 24th at 3:30 PM CDT. This conference call can be accessed over the internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=49784
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 30 Mexico Empeño Fácil locations open on June 30, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 461 EZMONEY locations and 71 EZPAWN locations open on June 30, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to,

anticipated benefits of acquisitions and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.